SARATOGA ADVANTAGE TRUST

JAMES ALPHA GLOBAL REAL ESTATE INVESTMENTS PORTFOLIO

USE OF NAME AGREEMENT

THIS AGREEMENT is made as of the __ day of ________, 2011 by and between Saratoga Advantage Trust (the “Trust”), on behalf of the James Alpha Global Real Estate Investments Portfolio, a series of the Trust (the “Fund”), and James Alpha Management, LLC (“JAM”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, JAM is engaged in the business of seeding funds and supplying placement agent services as an independent contractor and acts as placement agent for the Fund; and

WHEREAS, the Trust desires to use the name “James Alpha” as part of the Fund’s name and JAM is agreeable to having its name used in such capacity on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. USE OF NAME.  The Fund and its agents may use the name “James Alpha” or any name derived therefrom including in connection with the marketing of the Fund and any filings required to be made with the Securities and Exchange Commission for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with JAM.

2. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to JAM, and by JAM, upon 120 days’ written notice to the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

3. NO CONFLICT.  Each party hereby represents and warrants to the other party that party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

5. CAPTIONS; COUNTERPARTS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in counterparts, all of which together shall constitute the same agreement.

6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

SARATOGA ADVANTAGE TRUST,

JAMES ALPHA MANAGEMENT, LLC

on behalf of the

James Alpha Global Real Estate

Investments Portfolio

By:

By:

Name:

Bruce Ventimiglia

Name:

Title:

President

Title:

I # 1100401 v.2